Exhibit 99.1

Emerald Expositions Reports Third Quarter 2019 Financial Results

SAN JUAN CAPISTRANO, Calif. – November 5, 2019 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business trade show, event and conference producer, today reported financial results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Revenues decreased 26.7% to $75.6 million, compared to $103.1 million for third quarter 2018
•	Event scheduling differences reduced 2019 third quarter revenues by $13.3 million
•

Cancellation of Surf Expo and ISS Orlando shows due to Hurricane Dorian reduced anticipated 2019 third quarter revenues by $7.1 million; financial impact fully offset by $6.1 million in event cancellation insurance proceeds recognized as Other income in the third quarter

•	Net loss of $19.7 million, compared to net income of $20.9 million for third quarter 2018
•	2019 third quarter net loss included a non-cash charge of $26.3 million related to impairment of goodwill and certain intangible assets
•	Net cash provided by operating activities decreased 17.7% to $11.6 million, compared to $14.1 million for third quarter 2018
•	Adjusted EBITDA, a non-GAAP measure, decreased 29.8% to $28.7 million, compared to $40.9 million for third quarter 2018
•	Adjusted Net Income, a non-GAAP measure, decreased 47.9% to $12.6 million, compared to $24.2 million for third quarter 2018
•	Free Cash Flow, a non-GAAP measure, decreased 21.3% to $10.7 million, compared to $13.6 million for third quarter 2018

Third Quarter 2019 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change	% Change	2019	2018	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$75.6	$103.1	$(27.5)	(26.7%)	$316.0	$323.7	$(7.7)	(2.4%)
Net (loss) income	$(19.7)	$20.9	$(40.6)	(194.3%)	$18.2	$64.9	$(46.7)	(72.0%)
Net cash provided by operating activities	$11.6	$14.1	$(2.5)	(17.7%)	$51.6	$68.5	$(16.9)	(24.7%)
Diluted (loss) earnings per share	$(0.27)	$0.28	$(0.55)	(196.4%)	$0.25	$0.86	$(0.61)	(70.9%)

Non-GAAP measures:
Adjusted EBITDA	$28.7	$40.9	$(12.2)	(29.8%)	$129.3	$158.2	$(28.9)	(18.3%)
Adjusted Net Income	$12.6	$24.2	$(11.6)	(47.9%)	$74.2	$102.4	$(28.2)	(27.5%)
Adjusted Diluted EPS	$0.17	$0.32	$(0.15)	(46.9%)	$1.02	$1.35	$(0.33)	(24.4%)
Free Cash Flow	$10.7	$13.6	$(2.9)	(21.3%)	$49.8	$65.3	$(15.5)	(23.7%)

“Our third quarter results were in line with our expectations, albeit adversely impacted by several transitory, one-time issues, and we believe we are firmly on a path to a more stable financial performance,” commented Sally Shankland, Emerald’s President and Chief Executive Officer. “A highlight of the quarter was ASD Market Week, which staged in July and is benefiting from its recent sales structure changes and other execution-related initiatives introduced to improve the show’s performance. Of note, the show experienced an acceleration from its March edition and is poised to return to organic growth in 2020.”

“I am pleased with the significant and rapid progress we have achieved since I joined Emerald in June. We have strengthened our senior management team and reset Emerald’s strategy as we strive to improve our operations and deliver predictable financial performance,” added Ms. Shankland. “We are executing with urgency against a series of initiatives designed to deliver sustainable organic revenue growth and, while we acknowledge it will take time for our efforts to be reflected in our financial performance, I remain very confident that we have the right team, the right strategy and the right market positions to build our success over the coming years.”

Financial & Operational Results

For the third quarter of 2019, Emerald reported revenues of $75.6 million compared to revenues of $103.1 million for the third quarter of 2018, a decrease of $27.5 million, or 26.7%. The decrease partly reflected a net $13.3 million reduction from several show scheduling differences in the third quarter of 2019, most notably Outdoor Retailer Summer Market, which staged in the second quarter of 2019 versus the third quarter of 2018. In addition, anticipated revenues for the quarter were further reduced by $7.1 million as the Company’s Surf Expo and ISS Orlando shows were forced to cancel due Hurricane Dorian. The Company recorded the associated $6.1 million insurance settlement, under Emerald’s event cancellation insurance policy, as Other Income in the quarter. Further, acquisitions made in 2018 contributed $1.9 million of incremental revenue in the third quarter of 2019, while 2018 third quarter revenues included $5.3 million for discontinued events, primarily Emerald’s Interbike show, which did not stage in 2019. After adjusting organic revenues for the various show timing differences discussed above, the anticipated revenues of the Surf Expo and ISS Orlando shows, and the discontinuance of the Company’s Interbike show, organic revenues for the third quarter of 2019 were down $3.7 million, or 4.4%, as compared to the prior year quarter.

The Company’s July ASD Market Week show was flat in revenues despite the adverse impact on its Sourcing category of the ongoing trade dispute between the U.S. and China.  Excluding the sourcing category, ASD grew revenues approximately 4%.  The trade dispute also affected the CEDIA Expo show, whose revenues were down by a mid-single digit percentage versus the prior year. As expected, the NY NOW Summer show declined in revenues by a low double-digit percentage, partly reflecting the decision to downsize the Lifestyle category to create space to co-locate our JA Summer jewelry show. Revenues from Other Events doubled versus the comparative period last year, reflecting strong growth in Emerald’s CPMG hosted-buyer events, partly timing related, and the contribution of two Campus Security events acquired as part of our 2018 Technology Brands acquisition. Other Marketing Services revenues were flat versus the same quarter last year, excluding the incremental contribution of 2018 acquisitions.

Cost of Revenues of $24.6 million for the third quarter of 2019 decreased by 5.0%, or $1.3 million, from $25.9 million for the third quarter of 2018. This decrease reflected $2.0 million of net lower costs due to show scheduling differences and $1.6 million and $1.0 million, respectively, of cost savings on discontinued events and the cancellation of Surf Expo and ISS Orlando shows, offset by an incremental $0.6 million related to 2018 acquisitions. The remaining $2.7 million increase in cost of revenues partly reflected the additional costs of the Company’s 2019 show-improvement initiatives.

Selling, General & Administrative Expense (“SG&A”) of $33.7 million for the third quarter of 2019 increased by 13.5%, or $4.0 million, from $29.7 million for the third quarter of 2018. The increase in SG&A for the third quarter of 2019 reflected approximately $1.6 million in incremental costs from 2018 acquisitions and $1.2 million in higher non-recurring other items, offset by $0.6 million of lower costs attributable to show scheduling differences and $0.9 million in reduced costs related to discontinued events. The remaining $2.7 million increase in 2019 partly reflected additional senior management costs and incremental investment initiatives.

Net loss of $19.7 million for the third quarter of 2019 represented a decrease compared to net income of $20.9 million for the third quarter of 2018.  In the third quarter, in connection with a triggering event caused by reduced performance expectations in the current year, the Company recorded a $26.3 million non-cash charge related to the impairment of certain trade names, customer-related intangible assets and goodwill.  Other key drivers of the quarter-over-quarter decrease were lower revenues due to show scheduling differences and increased expenses, as described above.

For the third quarter of 2019, Adjusted EBITDA was $28.7 million, compared to $40.9 million for the third quarter of 2018, after adjusting for the show scheduling differences described above. The decrease in Adjusted EBITDA of $12.2 million, or 29.8%, was mainly driven by the combined effect of lower organic revenues, incremental investments in the events that took place in the quarter and in marketing costs incurred for future events.

For a discussion of the Company’s presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities decreased by $2.5 million to $11.6 million in the third quarter of 2019, compared to $14.1 million in the third quarter of 2018, largely reflecting the Company’s operating performance in the quarter.

Capital expenditures were $0.9 million for the third quarter of 2019, compared to $0.5 million for the third quarter of 2018.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $10.7 million in the third quarter of 2019, compared to $13.6 million in the third quarter of 2018.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of September 30, 2019, Emerald’s cash and cash equivalents were $13.6 million and gross debt was $538.3 million, resulting in net debt (gross debt less cash and cash equivalents) of $524.7 million.

Dividend

On October 31, 2019, the Board of Directors approved the payment of a cash dividend of $0.075 per share for the quarter ending December 31, 2019 to holders of the Company’s common stock. The dividend is expected to be paid on or about November 27, 2019 to stockholders of record on November 14, 2019.

Share Repurchase Program

In the fourth quarter of 2018, the Company’s Board of Directors authorized a $20.0 million share repurchase program. As of September 30, 2019, there were no remaining amounts available to repurchase shares pursuant to this share repurchase program.

In the third quarter of 2019, the Company’s Board of Directors authorized and approved a new $30.0 million share repurchase program. Under the terms of the share repurchase program, the Company has the ability to repurchase shares through a variety of methods through July 31, 2020. The share repurchase program does not require the Company to acquire any specific number of shares and may be suspended or discontinued at any time without notice. The Company settled the repurchase of 405,154 and 448,591 shares of common stock for $3.8 million and $4.4 million during the three and nine months ended September 30, 2019, respectively, bringing the aggregate amount of common stock repurchased under both the 2018 share repurchase program and the new share repurchase program to 2,075,839 shares for aggregate consideration of $23.8 million. As of September 30, 2019, approximately $26.2 million remained available to repurchase shares pursuant to the new share repurchase program. During the three and nine months ended September 30, 2018 there were no shares repurchased.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2019, Emerald management is maintaining its full year guidance as set out below, subject to noting the impact on total revenue of the cancellation of Surf Expo and ISS Orlando due to Hurricane Dorian. The Company did not report anticipated third quarter revenues of approximately $7 million due to the cancellation of the aforementioned shows and, consequently, management expects total revenue to fall modestly below the low end of the respective guidance range.

Since the net financial effects of the hurricane were covered by insurance proceeds, reported as Other Income in the quarter, management expects no material impact on the other performance metrics due to the show cancellations.

•	Total revenue decline in the range of 3.1% to 4.9%, or revenue in a range of approximately $362 million to $369 million
•	Organic revenue decline in the range of 3.9% to 5.6%
•	Adjusted EBITDA in the range of $118 million to $125 million, representing a decrease of 23.3% to 27.6% compared to 2018
•	Adjusted Net Income in the range of $64 million to $69 million, representing a decrease of 31.1% to 36.1% compared to 2018
•	Adjusted Diluted EPS in the range of $0.95 to $0.88, representing a decrease of 28.6% to 33.8% compared to 2018
•	Free Cash Flow in the range of $60 million to $65 million

The above outlook does not incorporate the impact of the Company’s recently announced acquisition of G3 Communications, which is expected to be modest, or any further acquisitions that Emerald may close in 2019, nor any other unforeseen developments. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its third quarter 2019 results at 11:00 am ET on Tuesday, November 5, 2019.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13695039. The replay will be available until 11:59 pm (Eastern Time) on November 12, 2019.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain elements of its forward-looking 2019 outlook solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We define “organic revenue growth” and “organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) goodwill and other intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) material show scheduling adjustments, and (x) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) goodwill and other intangible asset impairment charge, (v) other items that management believes are not part of our core operations, (vi) amortization of deferred financing fees and discount, (vii) amortization of acquired intangible assets and (viii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including assumptions about the expected financial performance of recent acquisitions, our ability to execute our acquisition strategy to accelerate growth and full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Revenues	$75.6	$103.1	$316.0	$323.7
Other income	6.1	-	6.1	-
Cost of revenues	24.6	25.9	102.8	91.7
Selling, general and administrative expense	33.7	29.7	101.9	90.0
Depreciation and amortization expense	12.9	11.4	39.3	34.2
Goodwill and intangible asset impairment charges (1)	26.3	-	26.3	-
Operating (loss) income	(15.8)	36.1	51.8	107.8
Interest expense	7.5	7.3	23.3	21.1
(Loss) income before income taxes	(23.3)	28.8	28.5	86.7
(Benefit from) provision for income taxes	(3.6)	7.9	10.3	21.8
Net (loss) income and comprehensive (loss) income	$(19.7)	$20.9	$18.2	$64.9
Basic (loss) earnings per share	$(0.27)	$0.29	$0.25	$0.89
Diluted (loss) earnings per share	$(0.27)	$0.28	$0.25	$0.86
Basic weighted average common shares outstanding	71,796	73,063	71,843	72,893
Diluted weighted average common shares outstanding	71,796	75,398	72,752	75,688

(1)

Represents non-cash charges of $9.3 million, $8.7 million and $8.3 million for goodwill, certain customer related intangible assets and certain trade names, respectively, in connection with the Company’s interim testing of intangibles for impairment.

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13.6	$20.5
Trade and other receivables, net of allowance for doubtful accounts of $1.3 million and $0.9 million, as of September 30, 2019 and December 31, 2018, respectively	76.3	62.7
Prepaid expenses	12.7	19.8
Total current assets	102.6	103.0
Noncurrent assets
Property and equipment, net	3.8	3.7
Goodwill	1,027.2	1,036.5
Intangible assets, net	380.7	435.3
Right-of-use lease assets	18.7	-
Other noncurrent assets	1.3	1.5
Total assets	$1,534.3	$1,580.0
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$40.2	$30.5
Deferred revenues	149.0	192.4
Revolving credit facility	6.0	40.0
Right-of-use lease liabilities, current portion	3.9	-
Term loan, current portion	5.7	5.7
Total current liabilities	204.8	268.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	520.8	524.2
Deferred tax liabilities, net	75.3	75.4
Right-of-use lease liabilities	16.2	-
Other noncurrent liabilities	2.3	3.5
Total liabilities	819.4	871.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,585 and 71,591 at September 30, 2019 and December 31, 2018, respectively	0.7	0.7
Additional paid-in capital	698.4	689.7
Retained earnings	15.8	17.9
Total shareholders’ equity	714.9	708.3
Total liabilities and shareholders’ equity	$1,534.3	$1,580.0

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net (loss) income	$(19.7)	$20.9	$18.2	$64.9
Add (deduct):
Interest expense	7.5	7.3	23.3	21.1
Provision for income taxes	(3.6)	7.9	10.3	21.8
Goodwill and intangible impairment asset charges (1)	26.3	-	26.3	-
Depreciation and amortization	12.9	11.4	39.3	34.2
Stock-based compensation	1.9	1.9	6.1	4.5
Deferred revenue adjustment	-	-	0.2	0.2
Other items (2)	3.4	2.2	5.6	7.7
Scheduling adjustments	-	(10.7)	-	3.8
Adjusted EBITDA	$28.7	$40.9	$129.3	$158.2

(1)

Represents non-cash charges of $9.3 million, $8.7 million and $8.3 million for goodwill, certain customer related intangible assets and certain trade names, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(2)

Other items for the three months ended September 30, 2019 included: (i) $1.6 million in contract termination costs, (ii) $0.2 million in transaction costs in connection with certain acquisition transactions and (iii) $1.6 million in transition costs. Other items for the three months ended September 30, 2018 included: (i) $1.0 million in transaction costs in connection with certain acquisition transactions and (ii) $1.2 million in transition costs. Other items for the nine months ended September 30, 2019 included: (i)$1.4 million in contract termination costs, (ii) $0.8 million in transaction costs in connection with certain acquisition transactions, (iii) $3.2 million in transition costs and (iv) $0.2 million in non-recurring legal, audit and consulting fees. Other items for the nine months ended September 30, 2018 included: (i) $2.3 million in transaction costs in connection with certain acquisition transactions, (ii) $1.1 million in legal, accounting and consulting fees related to the secondary offering of our common stock by certain existing stockholders and other related activities and (iii) $4.3 million in transition costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net (loss) income	$(19.7)	$20.9	$18.2	$64.9
Add (deduct):
Stock-based compensation	1.9	1.9	6.1	4.5
Deferred revenue adjustment	-	-	0.2	0.2
Goodwill and intangible impairment asset charges (1)	26.3	-	26.3	-
Other items (2)	3.4	2.2	5.6	7.7
Amortization of deferred financing fees and discount	0.4	0.3	1.1	1.3
Amortization of acquired intangible assets	12.4	10.9	37.5	32.6
Scheduling adjustments	-	(10.7)	-	3.8
Tax adjustments related to non-GAAP adjustments (3)	(12.1)	(1.3)	(20.8)	(12.6)
Adjusted Net Income	$12.6	$24.2	$74.2	$102.4
Adjusted basic earnings per share	$0.18	$0.33	$1.03	$1.40
Adjusted diluted earnings per share	$0.17	$0.32	$1.02	$1.35
Basic weighted average common shares outstanding	71,796	73,063	71,843	72,893
Diluted weighted average common shares outstanding	72,368	75,398	72,752	75,688

(1)	Represents non-cash impairment charges described in Note 1 above.
(2)	Represents other items described in Note 2 above.
(3)

Reflects application of U.S. federal and state enterprise tax rate of 27.1% and 27.4% for the three months ended September 30, 2019 and 2018, respectively, and 27.1% and 25.1% for the nine months ended September 30, 2019 and 2018, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$11.6	$14.1	$51.6	$68.5
Less:
Capital expenditures	0.9	0.5	1.8	3.2
Free Cash Flow	$10.7	$13.6	$49.8	$65.3